Exhibit 99.1

Albany International Reports Third-Quarter Results

Third-Quarter Financial Highlights

  Net sales were $178.8 million, a decrease of 0.6% compared to Q3 2014. Excluding currency effects, net sales increased 4.7% (see Table 1).
  Adjusted EBITDA was $42.0 million, compared to $33.5 million in Q3 2014 (see Tables 6 and 7).
  Q3 2015 income attributable to the Company was $0.30 per share, compared to $0.37 in Q3 2014. Excluding adjustments (see Table 15), income attributable to the Company was $0.47 per share, compared to $0.31 in Q3 2014.
  Year-to-date net sales were $532.4 million, a decrease of 3.8%. Excluding currency effects, year-to-date net sales increased 1.9% compared to 2014 (see Table 8).
  Including a $14.0 million charge in Q2 related to an AEC contract, year-to-date Adjusted EBITDA was $102.3 million in 2015, compared to $108.5 million in 2014 (see Tables 9 and 10).

ROCHESTER, N.H.--(BUSINESS WIRE)--October 27, 2015--Albany International Corp. (NYSE:AIN) reported that Q3 2015 income attributable to the Company was $9.7 million, including net charges of $3.9 million for income tax adjustments. Income attributable to the Company in Q3 2014 was $11.8 million, including net charges of $0.3 million for income tax adjustments.

Q3 2015 income before income taxes was $21.9 million, including restructuring charges of $3.7 million and gains of $1.0 million from foreign currency revaluation. Q3 2014 income before income taxes was $18.5 million, including restructuring charges of $0.9 million, and gains of $4.1 million from foreign currency revaluation and $0.2 million from an insurance recovery.

Table 1 summarizes net sales and the effect of changes in currency translation rates:

Table 1
	Net Sales Three Months ended September,		Percent	Impact of Changes in Currency Translation	Percent Change excluding Currency
(in thousands)	2015	2014	Change	Rates	Rate Effect
Machine Clothing (MC)	$154,522	$157,891	-2.1%	($9,364)	3.8%
Albany Engineered Composites (AEC)	24,267	21,970	10.5%	(166)	11.2%
Total	$178,789	$179,861	-0.6%	($9,530)	4.7%

Changes in currency translation rates, driven mainly by the stronger U.S. dollar, resulted in a $9.5 million decline in sales . Excluding that effect, MC sales were up 3.8% compared to Q3 2014, principally due to global strength in the packaging and pulp grades, which offset declines in publication grades. Excluding currency translation effects, AEC sales increased 11.2% due to growth in the LEAP program.

Q3 2015 gross profit was $75.7 million, or 42.4% of net sales, compared to $68.6 million, or 38.2% of net sales, in the same period of 2014. MC gross profit improved to $74.7 million, or 48.4% of net sales, compared to $66.1 million, or 41.9% of net sales, in Q3 2014, reflecting very good capacity utilization and strong sales volume. Even though changes in currency translation rates had a significant effect on MC net sales, they had only a minor negative effect on gross profit. AEC gross profit was $1.4 million in Q3 2015, compared to $2.9 million in Q3 2014, as gross profit from the LEAP program was offset by continued weak profitability in legacy programs.

Selling, technical, general, and research (STG&R) expenses were $46.2 million, or 25.8% of net sales, in the third quarter of 2015, compared to $48.5 million, or 27.0% of net sales, in the third quarter of 2014. The revaluation of nonfunctional-currency assets and liabilities resulted in third-quarter gains of $2.0 million in 2015 and $2.2 million in 2014. The decrease in STG&R compared to 2014 was mostly due to changes in currency translation rates.

The following table presents expenses associated with internally funded research and development by segment:

Table 2
	Research and development
	expenses by segment
	Three Months ended
	September 30,
(in thousands)	2015	2014
Machine Clothing	$4,775	$4,510
Albany Engineered Composites	2,769	3,593
Corporate expenses	190	159
Total	$7,734	$8,262

The following table summarizes third-quarter operating income by segment:

Table 3
	Operating Income/(loss)
	Three Months ended
	September 30,
(in thousands)	2015	2014
Machine Clothing	$41,956	$33,308
Albany Engineered Composites	(4,191)	(2,765)
Corporate expenses	(11,922)	(11,385)
Total	$25,843	$19,158

Segment operating income was affected by restructuring and currency revaluation as shown in Table 4 below. Q3 2015 restructuring charges included a noncash charge of $3.2 million for a write-down in the value of our former manufacturing building in Germany which is being held for sale.

Table 4
	Expenses/(gain) in Q3 2015		Expenses/(gain) in Q3 2014
	resulting from		resulting from
(in thousands)	Restructuring	Revaluation	Restructuring	Revaluation
Machine Clothing	$3,717	($2,005)	$968	($2,308)
Albany Engineered Composites	-	-	(49)	135
Corporate expenses	-	4	-	1
Total	$3,717	($2,001)	$919	($2,172)

Q3 2015 Other income/expense, net, was expense of $1.2 million, including losses related to the revaluation of nonfunctional-currency balances of $1.0 million. Q3 2014 Other income/expense, net, was income of $1.9 million, including gains related to the revaluation of nonfunctional-currency balances of $1.9 million, and an insurance-recovery gain of $0.2 million.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 5
	Income/(loss) attributable
	to currency revaluation
	Three Months ended
	September 30,
(in thousands)	2015	2014
Operating income	$2,001	$2,172
Other income/(expense), net	(953)	1,916
Total	$1,048	$4,088

The Company’s income tax rate, excluding tax adjustments, was 38.0% for Q3 2015, compared to 34.9% for the same period of 2014. The higher tax rate in Q3 2015 was due primarily to the impact of restructuring charges in Germany, where the Company is unable to record a tax benefit related to the expense. In addition, the Company recorded net discrete tax charges of $4.9 million, principally related to changes in the expected outcome of a tax appeal in Germany to recover prepaid taxes; this was partially offset by a $1.0 million income tax reduction due to a decrease in the estimated tax rate. Discrete tax charges and the effect of a change in the estimated tax rate increased income tax expense by $0.3 million for the third quarter of 2014.

The following tables summarize Adjusted EBITDA:

Table 6
Three Months ended September 30, 2015 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income	$41,956	($4,191)	($28,085)	$9,680
Interest expense, net	-	-	2,671	2,671
Income tax expense	-	-	12,243	12,243
Depreciation and amortization	9,660	2,981	2,102	14,743
EBITDA	51,616	(1,210)	(11,069)	39,337
Restructuring expenses, net	3,717	-	-	3,717
Foreign currency revaluation (gains)/losses	(2,005)	-	957	(1,048)
Pretax income attributable to noncontrolling interest in ASC	-	(25)	-	(25)
Adjusted EBITDA	$53,328	($1,235)	($10,112)	$41,981

Table 7
Three Months ended September 30, 2014 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income	$33,308	($2,765)	($18,769)	$11,774
Interest expense, net	-	-	2,486	2,486
Income tax expense	-	-	6,762	6,762
Depreciation and amortization	11,060	2,607	2,069	15,736
EBITDA	44,368	(158)	(7,452)	36,758
Restructuring and other, net	968	(49)	-	919
Foreign currency revaluation (gains)/losses	(2,308)	135	(1,915)	(4,088)
Gain on insurance recovery	-	-	(165)	(165)
Pretax loss attributable to noncontrolling interest in ASC	-	77	-	77
Adjusted EBITDA	$43,028	$5	($9,532)	$33,501

Capital spending was $9.3 million for Q3 2015, compared to $18.9 million for Q3 2014. Depreciation and amortization was $14.7 million for Q3 2015, compared to $15.7 million for Q3 2014.

CFO Comments

CFO and Treasurer John Cozzolino commented, “Cash flow was strong during the quarter due to the improved operating results. Net debt (total debt less cash) decreased $21 million to $99 million (see Table 16). Total debt declined to $270 million at the end of Q3, compared to $303 million at the end of Q2, as the Company repatriated $30 million from its non-U.S. operations. The Company’s leverage ratio, as defined in our primary debt agreements, decreased from 1.55 at the end of Q2 to 1.29 at the end of Q3. Capital expenditures during Q3 were about $9 million, and we currently estimate full-year spending in 2015 to be $45 million to $55 million.

“The Company’s tax rate in Q3, excluding tax adjustments, was 38%, which is in-line with our full-year expectation. Cash paid for income taxes was about $4 million in Q3, and we estimate cash taxes in 2015 to range from $20 million to $22 million.

“Net sales continue to be reduced by currency rates, as compared to currency rates in effect during Q3 2014. However, due to our mix of sales and costs by currency (e.g., net cost positions in Brazil and Mexico), currency rates have had a positive impact on Adjusted EBITDA when compared to prior-year rates. Adjusted EBITDA in future quarters could be negatively impacted by significant currency rate changes related to our key exposures, such as the peso and the real.”

CEO Comments

President & CEO Joe Morone said, “Q3 2015 was a strong quarter for Albany International. Compared to Q3 2014, sales excluding currency effects improved by 5%, and Adjusted EBITDA improved 25%. Net debt declined by $21 million. Both businesses performed well, and as they have all year, are firmly on track toward their long-term strategic objectives of steady annual Adjusted EBITDA and cash flow in MC, and rapid, profitable growth in AEC.

“In MC, sales excluding currency effects were 4% ahead of Q3 2014; Adjusted EBITDA was 24% ahead. Year-to-date sales excluding currency effects were flat compared to 2014; Adjusted EBITDA was 8% ahead. All regions performed well in Q3. Consistent with our long-term view of this business, the publication grades declined in every region of the world, but the decline was more than offset by good performance across all of our growth grades and regions. On a year-over-year basis, Asia and South America grew modestly, despite economic weakness in those regions; North America rebounded back to normal levels, despite much lower publication grade sales; and Europe was stable. Margins were exceptional, and reflect continuing efforts to improve productivity and consolidate operations. The strong dollar relative to the Mexican peso and Brazilian real also contributed to the improvement in gross margin and Adjusted EBITDA.

“AEC once again performed well. Sales were 11% ahead of Q3 2014, while Adjusted EBITDA continued to hover slightly below breakeven and about $1 million behind last year. Until the LEAP ramp begins in earnest a year from now, the most important metrics for AEC are performance to schedule, manufacturing yield, manufacturing cycle time, and of course, market demand. Against these four metrics, performance was very strong in Q3. On the development front, broad progress continued in all areas of focus – that is, on applications for aircraft engines, airframes, and the high end of the automotive market. Two milestones of particular note this quarter were the production of the first three prototype fan cases for the GE9X engine, and the entry into initial production of a family of woven, semi-finished components that are used to connect the skin of aircraft to their underlying structure in a variety of defense applications. While this family of components has only modest revenue potential – roughly $5 million to $10 million per year by the end of this decade, it represents what could be the first of several emerging AEC opportunities aimed at the defense aerospace market.

“Turning to our short-term outlook, in MC the normal seasonal year-end slowdown is likely to be magnified by continued economic weakness in key markets, and so we expect Q4 Adjusted EBITDA to be at best comparable to, and quite possibly a bit lower than, Q4 2014. Full-year Adjusted EBITDA should be well ahead of full-year 2014.

“This expectation of full-year growth in Adjusted EBITDA in no way alters our long-term view of this business, just as it remained unaltered by the relatively weak Q2 results. While performance may continue to fluctuate from period to period and with general macroeconomic conditions, we maintain our long-term view of this business as capable of generating steady year-over-year Adjusted EBITDA and cash flow - with annual Adjusted EBITDA ranging from $180 million to $195 million, depending on currency translation effects.

“The short-term outlook for AEC is of course dominated by preparations for the LEAP ramp. Revenue could be subject to a good deal of quarter-to-quarter volatility over the next four quarters, as the rate at which Safran pulls parts out of our finished goods inventory fluctuates with their short-term need for parts during this final stage of development, testing, and certification. Assuming the LEAP program stays on schedule, we expect production to begin to ramp in Q4 of next year and then to increase rapidly, growing from roughly 200 shipsets in 2016 to at least 1,800 a year by the end of the decade.

“In sum, this was a good quarter for Albany; both businesses performed very well in Q3 and remain firmly on track toward their long-term objectives of steady Adjusted EBITDA and cash flow in MC, and rapid, profitable growth for AEC.”

The Company plans a webcast to discuss third-quarter 2015 financial results on Wednesday, October 28, 2015, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 19 plants in 10 countries, employs 4,000 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, sales excluding currency effects, income tax rate excluding adjustments, net debt, net income attributable to the Company, excluding adjustments (on an absolute and per-share basis), and certain income and expense items on a per-share basis that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. All non-GAAP financial measures in this release relate to the Company’s continuing operations.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its income tax rate, exclusive of income tax adjustments, by removing income tax adjustments from total Income tax expense, then dividing that result by Income before income taxes. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization, and Income or loss from Discontinued Operations. Adjusted EBITDA is calculated by: adding to EBITDA costs associated with restructuring and pension settlement charges; adding (or subtracting) revaluation losses (or gains); subtracting (or adding) gains (or losses) from the sale of buildings or investments; subtracting insurance recovery gains; and subtracting Income attributable to the noncontrolling interest in Albany Safran Composites (ASC). The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are noncash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods.

While restructuring expenses, foreign currency revaluation losses or gains, pension settlement charges, insurance-recovery gains, and gains or losses from sales of buildings or investments have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the quarterly per-share amount for items included in continuing operations by using the estimated effective annual tax rate and the weighted average number of shares outstanding for each period. Year-to-date earnings per-share effects are determined by adding the amounts calculated at each reporting period.

Table 8
				Impact of	Percent
	Net Sales			Changes	Change
	Nine Months ended		Percent	in Currency	excluding
	September,		Change	Translation	Currency
(in thousands)	2015	2014		Rates	Rate Effect
Machine Clothing (MC)	$463,577	$494,788	-6.3%	($30,651)	-0.1%
Albany Engineered Composites (AEC)	68,825	58,898	16.9%	(906)	18.4%
Total	$532,402	$553,686	-3.8%	($31,557)	1.9%

Table 9
Nine Months ended September 30, 2015 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income	$110,969	($26,635 )*	($64,535)	$19,799
Interest expense, net	-	-	8,049	8,049
Income tax expense	-	-	20,398	20,398
Depreciation and amortization	30,077	8,845	6,359	45,281
EBITDA	141,046	(17,790)	(29,729)	93,527
Restructuring expenses, net	13,929	-	-	13,929
Foreign currency revaluation losses/(gains)	(4,534)	(17)	406	(4,145)
Gain on sale of investment	-	-	(872)	(872)
Pre-tax income attributable to noncontrolling interest in ASC	-	(115)	-	(115)
Adjusted EBITDA	$150,441	($17,922)	($30,195)	$102,324
*includes $14 million BR725 charge

Table 10
Nine Months ended September 30, 2014 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income	$103,329	($9,785)	($59,900)	$33,644
Interest expense, net	-	-	8,121	8,121
Income tax expense	-	-	21,435	21,435
Depreciation and amortization	34,069	7,382	6,290	47,741
EBITDA	137,398	(2,403)	(24,054)	110,941
Restructuring and other, net	3,127	931	-	4,058
Foreign currency revaluation (gains)/losses	(1,806)	234	(3,815)	(5,387)
Gain on insurance recovery	-	-	(1,126)	(1,126)
Pretax loss attributable to noncontrolling interest in ASC	-	63	-	63
Adjusted EBITDA	$138,719	($1,175)	($28,995)	$108,549

Table 11
Three Months ended September 30, 2015 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring and other, net	$3,717	$1,412	$2,305	$0.07
Foreign currency revaluation gains	1,048	398	650	0.02
Net discrete income tax charge	-	4,914	4,914	0.15
Favorable effect of change in income tax rate	-	1,002	1,002	0.03

Table 12
Three Months ended September 30, 2014 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring and other, net	$919	$321	$598	$0.02
Foreign currency revaluation gains	4,088	1,427	2,661	0.08
Gain on insurance recovery	165	-	165	0.01
Net discrete income tax charge	-	536	536	0.02
Favorable effect of change in income tax rate	-	243	243	0.01

Table 13
Nine Months ended September 30, 2015 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring and other, net	$13,929	$5,280	$8,649	$0.27
Foreign currency revaluation gains	4,145	1,597	2,548	0.08
Gain on sale of investment	872	331	541	0.02
Net discrete income tax charge	-	5,113	5,113	0.16
Charge for revision in estimated contract profitability	14,000	5,180	8,820	0.28

Table 14
Nine Months ended September 30, 2014 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring and other, net	$4,058	$1,449	$2,609	$0.08
Foreign currency revaluation gains	5,387	1,896	3,491	0.11
Gain on insurance recovery	1,126	-	1,126	0.04
Net discrete income tax charge	-	2,209	2,209	0.07

The following table contains the calculation of net income per share attributable to the Company, excluding adjustments:

Table 15
	Three Months ended		Nine Months ended
	September 30,		September 30,
Per share amounts (Basic)	2015	2014	2015	2014
Net income/(loss) attributable to the Company, reported	$0.30	$0.37	$0.62 *	$1.06
Adjustments:
Restructuring charges	0.07	0.02	0.27	0.08
Discrete tax charges and effect of change in income tax rate	0.12	0.01	0.16	0.07
Foreign currency revaluation (gains)/ losses	(0.02)	(0.08)	(0.08)	(0.11)
Gain on insurance recovery	-	(0.01)	-	(0.04)
Gain on the sale of investment	-	-	(0.02)	-
Net income attributable to the Company, excluding adjustments	$0.47	$0.31	$0.95	$1.06
*includes $0.28 per share for BR725 charge

The following table contains the calculation of net debt:

Table 16
(in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Notes and loans payable	$390	$543	$496	$661	$551	$692
Current maturities of long-term debt	50,016	50,015	50,015	50,015	15	1,265
Long-term debt	220,084	252,088	232,092	222,096	283,100	283,104
Total debt	270,490	302,646	282,603	272,772	283,666	285,061
Cash and cash equivalents	171,780	182,474	170,838	179,802	195,461	206,836
Net debt	$98,710	$120,172	$111,765	$92,970	$88,205	$78,225

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic and paper industry trends and conditions during 2015 and in future years; expectations in 2015 and in future periods of sales, EBITDA, Adjusted EBITDA, income, gross profit, gross margin and other financial items in each of the Company’s businesses and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and AEC sales growth potential; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; the timeline for ASC’s planned facility in Mexico; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

Three Months Ended			Nine Months Ended
September 30,			September 30,
2015	2014		2015	2014

$178,789	$179,861	Net sales	$532,402	$553,686
103,045	111,242	Cost of goods sold	325,382	334,915

75,744	68,619	Gross profit	207,020	218,771
35,509	33,618	Selling, general, and administrative expenses	110,674	112,787
10,675	14,924	Technical, product engineering, and research expenses	33,387	43,190
3,717	919	Restructuring expenses, net	13,929	4,058

25,843	19,158	Operating income	49,030	58,736
2,671	2,486	Interest expense, net	8,049	8,121
1,249	(1,864)	Other expense/(income), net	784	(4,464)

21,923	18,536	Income before income taxes	40,197	55,079
12,243	6,762	Income tax expense	20,398	21,435

9,680	11,774	Net income	19,799	33,644
22	(38)	Net income/(loss) attributable to the noncontrolling interest	100	(8)
$9,658	$11,812	Net income attributable to the Company	$19,699	$33,652

$0.30	$0.37	Earnings per share attributable to Company shareholders - Basic	$0.62	$1.06

$0.30	$0.37	Earnings per share attributable to Company shareholders - Diluted	$0.62	$1.05

		Shares of the Company used in computing earnings per share:
32,012	31,848	Basic	31,965	31,822

32,055	31,946	Diluted	32,028	31,924

$0.17	$0.16	Dividends per share	$0.50	$0.47

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$171,780	$179,802
Accounts receivable, net	151,908	158,237
Inventories	110,265	107,274
Deferred income taxes	6,979	6,743
Asset held for sale	5,112	9,102
Prepaid expenses and other current assets	8,410	8,074
Total current assets	454,454	469,232

Property, plant and equipment, net	365,742	386,011
Intangibles	212	385
Goodwill	67,590	71,680
Income taxes receivable and deferred	61,732	69,540
Other assets	25,704	32,456
Total assets	$975,434	$1,029,304

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$390	$661
Accounts payable	28,668	34,787
Accrued liabilities	91,026	95,149
Current maturities of long-term debt	50,016	50,015
Income taxes payable and deferred	4,099	2,786
Total current liabilities	174,199	183,398

Long-term debt	220,084	222,096
Other noncurrent liabilities	99,845	103,079
Deferred taxes and other credits	3,546	7,163
Total liabilities	497,674	515,736

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued 37,234,213
in 2015 and 37,085,489 in 2014	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,235,048 in 2015 and 2014	3	3
Additional paid in capital	422,567	418,972
Retained earnings	459,813	456,105
Accumulated items of other comprehensive income:
Translation adjustments	(99,556)	(55,240)
Pension and postretirement liability adjustments	(49,217)	(51,666)
Derivative valuation adjustment	(2,296)	(861)
Treasury stock (Class A), at cost 8,455,293 shares
in 2015 and 8,459,498 in 2014	(257,391)	(257,481)
Total Company shareholders' equity	473,960	509,869
Noncontrolling interest	3,800	3,699
Total equity	477,760	513,568
Total liabilities and shareholders' equity	$975,434	$1,029,304

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

Three Months Ended			Nine Months Ended
September 30,			September 30,
2015	2014		2015	2014
		OPERATING ACTIVITIES
$9,680	$11,774	Net income	$19,799	$33,644
		Adjustments to reconcile net income to net cash provided by operating activities:
12,953	13,737	Depreciation	39,850	42,120
1,790	1,999	Amortization	5,431	5,621
7,134	(2,637)	Change in long-term liabilities, deferred taxes and other credits	937	95
(156)	557	Provision for write-off of property, plant and equipment	259	1,286
3,225	-	Fair value adjustment on available-for-sale assets	3,225	-
-	-	Gain on disposition or involuntary conversion of assets	(1,056)	(961)
-	(16)	Excess tax benefit of options exercised	(603)	(161)
290	213	Compensation and benefits paid or payable in Class A Common Stock	1,285	1,160

		Changes in operating assets and liabilities that provide/(use) cash:
5,100	(4,368)	Accounts receivable	(4,387)	9,929
(3,626)	(1,279)	Inventories	(10,757)	(12,238)
133	661	Prepaid expenses and other current assets	(857)	275
(518)	100	Income taxes prepaid and receivable	(592)	114
(3,126)	(2,128)	Accounts payable	(4,467)	(2,867)
3,381	4,414	Accrued liabilities	861	(8,265)
3,910	1,819	Income taxes payable	3,987	760
1,723	(2,383)	Other, net	6,330	(6,512)
41,893	22,463	Net cash provided by operating activities	59,245	64,000

		INVESTING ACTIVITIES
(9,023)	(18,704)	Purchases of property, plant and equipment	(39,689)	(46,106)
(252)	(189)	Purchased software	(589)	(504)
-	-	Proceeds from sale or involuntary conversion of assets	2,797	961
(9,275)	(18,893)	Net cash used in investing activities	(37,481)	(45,649)

		FINANCING ACTIVITIES
5,198	5,420	Proceeds from borrowings	44,818	10,090
(37,354)	(6,815)	Principal payments on debt	(47,100)	(30,924)
(41)	-	Debt acquisition costs	(1,671)	-
75	223	Proceeds from options exercised	1,799	610
-	16	Excess tax benefit of options exercised	603	161
(5,441)	(5,094)	Dividends paid	(15,646)	(14,633)
(37,563)	(6,250)	Net cash used in financing activities	(17,197)	(34,696)

(5,749)	(8,695)	Effect of exchange rate changes on cash and cash equivalents	(12,589)	(10,860)

(10,694)	(11,375)	Decrease in cash and cash equivalents	(8,022)	(27,205)
182,474	206,836	Cash and cash equivalents at beginning of period	179,802	222,666
$171,780	$195,461	Cash and cash equivalents at end of period	$171,780	$195,461

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Susan Siegel, 603-330-5866
susan.siegel@albint.com